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Exhibit 10.5

Deja Foods, Inc.
516501 Ventura Blvd., Suite 503
Encino, CA 91436
Telephone: (818) 788-5337

February 15, 2005

Myron D. Stoltzfus, Sr., President
M&L Wholesale Foods
P.O. Box 409
Denver, PA 17517

  Re:
  Proposed Share Exchange Agreement

Dear Mr. Stoltzfus, Sr.:

        This Letter of Intent is to confirm our understanding regarding the acquisition of all of the issued and outstanding membership interests of M&L Wholesale Foods ("M&L") by Deja Foods, Inc. ("Deja Foods"). It is our understanding that the terms and conditions of the proposed share exchange agreement (the "Agreement") are as follows:

        1.     Purchase of Membership Interests. M&L will cause its members to sell and Deja Foods shall purchase all of the issued and outstanding membership interests in M&L (the "Membership Interests").

        2.     Consideration. In exchange for the Membership Interests, the M&L members will receive the following upon the final closing (the "Closing"):

          a.     Cash Payment. Cash payment of $333,334 plus the members' equity amount set forth in Section 2d below.

          b.     Promissory Note. Promissory note for $333,333 at 6% interest per annum payable in monthly payments of interest only with any accrued but unpaid interest and principle due eighteen (18) months from the date of the promissory note. The promissory note will be secured by the assets of M&L as of the closing date, subordinated to any lien as a result of financing by Deja Foods.

          c.     Shares of Common Stock. 333,333 shares of Deja Foods' restricted common stock valued for purposes of the share exchange at $1.00 per share.

          d.     Members' Equity. An amount in cash equal to the members' equity of the Membership Interests as determined by Deja Foods' accountants, as of Closing, in accordance with generally accepted accounting principles.

          e.     Assumption of Liabilities. Deja Foods will assume the liabilities of M&L at Closing, however, from the date of execution of this Letter of Intent M&L shall not permit any additional debt except in the ordinary and normal course of business.

        3.     Appointment of Director. Upon the final Closing, Myron D. Stoltzfus, Sr. will be appointed as a director of Deja Foods.

        4.     M&L Operations. After the Closing, the operations of M&L will continue at its current location of 308 Washington Street, Denver, Pennsylvania or such other location as agreed upon. Further, it is the intent of Deja Foods to continue to employ M&L's management and employees subject to mutual agreement between such personnel and Deja Foods regarding duties, compensation and other terms of employment as are generally set forth by Deja Foods with respect to all employees of Deja Foods, however, there shall be no guarantee of employment except for Myron D. Stoltzfus, Sr. ("Myron") as set forth below.

        5.     Employment of Myron D. Stoltzfus, Sr. Myron will enter into a three (3) year employment agreement with Deja Foods commencing upon Closing at an annual salary of $120,000 with annual adjustments based on the Consumer Price Index as chosen by the parties, the opportunity to earn bonuses and such other terms and benefits as the parties may agree, including but not limited to a noncompetition and nondisclosure agreement by Myron.

        6.     Termination of Marketing Agreement. The Marketing Agreement dated July 2, 2004 between Deja Foods and M&L shall be terminated as of the Closing with the final profit division to be utilized in the calculation of the member's equity referenced in Section 2d above.

        7.     Representations of M&L. M&L agrees that from the date of acceptance of this Letter of Intent it will:

          a.     Not sell or contract to sell any of its assets other than in the ordinary course of business;

          b.     Not negotiate with any other entity for the sale of its assets, Membership Interests or provide access to the books and records of M&L or deliver any information respecting M&L, other than in the ordinary course of business, to any other person, firm, or entity;

          c.     Operate the business in the ordinary course of business consistent with past practices; and

          d.     Fully cooperate with Deja Foods and its agents to conduct its due diligence, including, without limitation, providing Deja Foods full access to M&L's books and records and customer lists, including but not limited to:

            i.      Any and all tax issues,

            ii.     Any and all open and pending self insurance claims,

            iii.   Employment compensation issues, including potential wage and hour claims and withholding compliance, and

            iv.    Current information regarding balances of accounts receivable, inventory, accounts payable and all other liabilities.

        8.     Confidentiality. Except as otherwise agreed in writing by the parties, neither party will appropriate, use, or disclose, directly or indirectly, for its own benefit or otherwise, any information, material, or documents which it shall have gained access to as a part of its due diligence hereunder, or which either party shall have provided to the other party or which otherwise shall relate to the other party and which has not been publicly disclosed, provided, however, that each party may disclose any such information to is legal counsel and accountants for the sole purpose of assisting in its due diligence hereunder and Deja Foods may disclose such matters as required for its filings with the Securities and Exchange Commission. All such documents, material and information, including all copies thereof, shall be returned to the other party immediately upon expiration of this Letter of Intent, unless the transaction contemplated hereby shall be consummated.

        9.     Brokers' and Finders' Fees. Each party represents that they have not incurred any liability for any brokers' or finders' fees or commissions in connection with the transactions contemplated hereby and will hold each other harmless for any such claim.

        10.   Definitive Agreement. The parties will prepare and execute a more definitive agreement containing the terms of this Letter of Intent and such other terms as are reasonable and customary for similar transactions within thirty (30) days of the date of this Letter of Intent.

        11.   Due Diligence. The Closing is predicated upon satisfactory due diligence investigation of M&L by Deja Foods and investigation of Deja Foods by M&L. Upon the signing of this Letter of Intent, each party will provide to the other full access to its books and records and will furnish financial and operating data and such other information with respect to its business and assets as may reasonably be requested from time to time for purposes of conducting an appropriate due diligence investigation.

        12.   Conditions to Closing. The following will be conditions precedent to Closing:

          a.     Completion of due diligence to the satisfaction of each of M&L and Deja Foods;

          b.     Each of M&L and Deja Foods being in good standing in the respective states of organization; and

          c.     Standard conditions relating to "bring-down" representations and warranties, compliance with covenants, receipt of necessary third-party and governmental consents, no material adverse changes and similar conditions.

        13.   Closing. The Closing shall occur on or before June 30, 2005.

        14.   Choice of Law. The Agreement and its application shall be governed exclusively by the laws of the state of California and the state of California will have exclusive jurisdiction regarding any dispute under the Agreement.

        15.   Non-Binding Effect. This Letter of Intent is non-binding on all parties, does not create any liability or obligation on the part of any party to this Letter of Intent and is only for the purposes of setting forth certain basic terms for negotiating a definitive agreement.

        16.   Costs and Expenses. Without limiting the foregoing, any costs or expenses incurred by any party in connection with the proposed acquisition or the decision to continue negotiations shall be the sole responsibility of the party incurring them.

        17.   Counterparts and Facsimile Signature. This Letter of Intent may be executed in counterparts, all of which taken together will be considered a single instrument. A facsimile signature shall be deemed an original signature for all purposes.

        It is our understanding that the above is the full and entire understanding with respect to matters discussed above and replaces all prior negotiations of the parties. If the above constitutes our understanding, please sign this Letter of Intent where indicated below.

Very truly yours,
Deja Foods, Inc.
By:	/s/ DAVID FOX David Fox, President

        The above constitutes the complete and full understanding between the parties to this Letter of Intent of the matters stated above.

M&L Wholesale Foods
Date: February , 2005	By:	/s/ MYRON D. STOLTZFUS, SR. Myron D. Stoltzfus, Sr., President

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  Exhibit 10.5